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                                  [LETTERHEAD]

                                                                    EXHIBIT 8


                                  May 29, 1997

To the Board of Directors of
John Deere Capital Corporation


Ladies and Gentlemen:

     We are acting as special tax counsel for John Deere Capital Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, of a Prospectus Supplement to a Prospectus, contained in the Company's combined Registration Statement on Form S-3 and Post-Effective Amendment No. 1 to Registration Statement No. 333-10561 (the "Registration Statement") filed with the Commission on the date hereof. The Prospectus Supplement relates to the offering by the Company of its Medium Term Notes, Series C (the "Notes") in an aggregate principal amount of $2,313,850,000.

     We are of the opinion that, subject to the limitations set forth therein, the discussion under the caption "United States Taxation" accurately describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes. The foregoing opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the first paragraph under the caption "United States Taxation" in the Prospectus Supplement.

                                       Very truly yours,

                                       Shearman & Sterling

LMB/AFS